As filed with the Securities and Exchange Commission on February 24, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-2669023
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

30 North LaSalle Street, Suite 4000 Chicago, Illinois (Address of Principal Executive Offices)	60602 (Zip Code)

Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan

(Full title of the plan)

LeRoy T. Carlson, Jr.
President and Chief Executive Officer

Telephone and Data Systems, Inc.

30 North LaSalle Street, Suite 4000

Chicago, Illinois  60602

(Name and address of agent for service)

(312) 630-1900

(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Shares, $0.01 par value (1)	6,100,000 Shares	$28.72	(2)	$175,192,000	(2)	$20,078

(1)                                 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the number of Common Shares registered shall include an indeterminate number of additional Common Shares that may become issuable pursuant to the terms of the Telephone and Data Systems, Inc. 2004 Long-Term Incentive Plan as a result of stock splits, stock dividends, or similar transactions.

(2)                                 Estimated in accordance with Rules 457(c) and 457(h)(1) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Common Shares of the Registrant as reported on The New York Stock Exchange on February 21, 2012.

EXPLANATORY NOTE

On May 30, 2003, Telephone and Data Systems, Inc. (the “Registrant”) filed a Registration Statement (the “Prior Common Share Registration Statement”) on Form S-8 (Registration No. 333-105676), which first became effective on May 30, 2003, relating to the registration of 2,400,000 Common Shares, par value $0.01 per share (the “Common Shares”)  of the Registrant, for issuance under the Registrant’s 1998 Long-Term Incentive Plan, which was subsequently redesignated as the 2004 Long-Term Incentive Plan (the “2004 Plan”).  A total of 444,789 Common Shares have been issued pursuant to such registration statement.  As a result, 1,955,211 Common Shares remain available for issuance under the 2004 Plan as of the date hereof.

On May 17, 2005, the Registrant filed a Registration Statement (the “Prior Special Common Share Registration Statement”) on Form S-8 (Registration No. 333-125002), which first became effective on May 17, 2005, relating to the registration of 12,070,000 Special Common Shares, par value $0.01 per share (the “Special Common Shares”) of the Registrant, for issuance under 2004 Plan.  A total of 3,074,236 Special Common Shares have been issued pursuant to such registration statement and 8,995,764 Special Common Shares remain available for issuance under the 2004 Plan as of the date hereof.  As discussed below, the Registrant’s Special Common Shares have been reclassified as Common Shares and, accordingly, a post-effective amendment to the Prior Special Common Share Registration Statement is being filed to deregister such Special Common Shares thereunder.   In addition, as discussed below, 6,100,000 of such shares are being registered as Common Shares pursuant to this Registration Statement.  This amount represents the sum of (i) the difference between the number of shares subject to outstanding awards under the 2004 Plan of up to 7,900,000 Common Shares and the number of Common Shares already registered and remaining available for issuance under the 2004 Plan under the Prior Common Share Registration Statement of 1,955,211 Common Shares and (ii) 100,000 Common Shares reserved for issuance for annual bonus deferrals and related employer match awards for calendar years commencing prior to January 1, 2013 (“Pre-2013 Bonus Awards”), rounded to the next highest 100,000.

On January 24, 2012, the Registrant filed an amendment and restatement of the Company’s Restated Certificate of Incorporation, as amended (the “Charter Amendments”) that, among other things, reclassified each issued Special Common Share as one Common Share, each issued Common Share as 1.087 Common Shares and each issued Series A Common Share as 1.087 Series A Common Shares.

As a result of the effectiveness of the Charter Amendments, there are no longer any Special Common Shares issued or authorized and all outstanding awards under the 2004 Plan with respect to Special Common Shares have been adjusted to become awards with respect to Common Shares.  In addition, all  outstanding awards under the 2004 Plan with respect to Common Shares have been adjusted to reflect the reclassification of each issued Common Share as 1.087 Common Shares.

To reflect the Charter Amendments and to increase the number of shares available for long-term incentive awards, as well as make certain other changes, the Registrant has adopted the Telephone and Data Systems, Inc. 2011 Long-Term Incentive Plan (the “2011 Plan”), which became effective at the time the Charter Amendments became effective on January 24, 2012, to replace the 2004 Plan.  All future awards, except Pre-2013 Bonus Awards, shall be granted under the 2011 Plan.

As a result of the effectiveness of the 2011 Plan, the 2004 Plan has expired and no additional awards will be granted under the 2004 Plan except for Pre-2013 Bonus Awards.  However, awards that were outstanding under the 2004 Plan remain in effect, except that the awards that had been made with respect to Special Common Shares have been converted into awards with respect to Common Shares.  As adjusted to reflect the Charter Amendments, awards with respect to up to 7,900,000 Common Shares are outstanding under the 2004 Plan.  In addition, 100,000 Common Shares have been reserved for Pre-2013 Bonus Awards, for a total of up to 8,000,000 Common Shares issuable under the 2004 Plan.  As discussed above, 6,100,000 Common Shares are being registered on this Form S-8 for issuance under the 2004 Plan, and 1,955,211 Common Shares have previously been registered under the Prior Common Share Registration Statement.  Thistotal of 8,055,211 Common Shares is sufficient to satisfy the issuance of up to 8,000,000 Common Shares issuable under the 2004 Plan.  Also, as discussed above, the Prior Special Common Share Registration Statement that previously registered Special Common Shares for issuance under the 2004 Plan is being terminated by a post-effective amendment.

Pursuant to Rule 462 under the Securities Act of 1933, as amended, this Registration Statement shall become effective upon filing with the Securities and Exchange Commission.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registration Information and Employee Plan Annual Information.*

*                                         Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “1933 Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the 1933 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.                                       The description of the Company’s Common Shares, par value $0.01 per share (“Common Shares”), contained in the Company’s Registration Statement on Form 8-A dated January 25, 2012.

2.                                       The Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

3.                                       The Company’s Current Reports on Form 8-K reporting events since December 31, 2011, including Current Reports on Form 8-K dated January 13, 2012 (Item 5.02), January 13, 2012 (Item 5.07), January 24, 2012 and February 24, 2012, provided that any information in any Form 8-K that is not deemed to be “filed” pursuant to Item 2.02 or 7.01 shall not be incorporated by reference herein.

4.                                       The Company’s Proxy Statement on Schedule 14A dated August 31, 2011, and the supplement thereto dated November 29, 2011.

5.                                       All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the 1934 Act since December 31, 2011.

All documents, subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Certain legal matters relating to the securities registered hereby will be addressed by Sidley Austin LLP, Chicago, Illinois.  The following persons are members of Sidley Austin LLP:  Walter C.D. Carlson, a trustee and beneficiary of a voting trust that controls the Company, the non-executive Chairman of the Board and member of the

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Board of Directors of the Company and a director of a subsidiary of the Company; William S. DeCarlo, the General Counsel of the Company and an Assistant Secretary of the Company and certain subsidiaries of the Company; and Stephen P. Fitzell, the General Counsel and/or an Assistant Secretary of certain subsidiaries of the Company.  Walter C.D. Carlson does not provide legal services to the Company or its subsidiaries.

Item 6.    Indemnification of Directors and Officers.

The Company’s Restated Certificate of Incorporation contains a provision providing that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except for breach of the director’s or officer’s duty of loyalty to the Company or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful payment of dividends, unlawful stock redemptions or repurchases and transactions from which the director or officer derived an improper personal benefit.

The Restated Certificate of Incorporation also provides that the Company shall indemnify directors and officers of the Company, its consolidated subsidiaries and certain other related entities generally in the same manner and to the extent permitted by the Delaware General Corporation Law, as more specifically provided in the Restated Bylaws of the Company.  The Restated Bylaws provide for indemnification and permit the advancement of expenses by the Company generally in the same manner and to the extent permitted by the Delaware General Corporation Law, subject to compliance with certain requirements and procedures specified in the Restated Bylaws.  In general, the Restated Bylaws require that any person seeking indemnification must provide the Company with sufficient documentation as described in the Restated Bylaws and, if an undertaking to return advances is required, to deliver an undertaking in the form prescribed by the Company and provide security for such undertaking if considered necessary by the Company.  In addition, the Restated Bylaws specify that, except to the extent required by law, the Company does not intend to provide indemnification to persons under certain circumstances, such as where the person was not acting in the interests of the Company or was otherwise involved in a crime or tort against the Company.

Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), and against expenses (including attorneys’ fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.  However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys’ fees) actually and reasonably incurred by such party in connection therewith.

Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

The Company has directors’ and officers’ liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the Company, against amounts which such persons must pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged.

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Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 24, 2012.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints LeRoy T. Carlson, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with, the appropriate applications, statements, consents and other documents as may be necessary or expedient to register securities of the Registrant for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on February 24, 2012.

/s/ LeRoy T. Carlson, Jr.	Director and President and Chief Executive Officer (principal executive officer)
LeRoy T. Carlson, Jr.

/s/ Kenneth R. Meyers	Director and Executive Vice President and Chief Financial Officer (principal financial officer)
Kenneth R. Meyers

/s/ Walter C.D. Carlson	Director and Chairman of the Board
Walter C.D. Carlson

/s/ Letitia G. Carlson, M.D.	Director
Letitia G. Carlson, M.D.

PAGE 1 OF 2 OF SIGNATURE PAGES TO FORM S-8
REGARDING
TELEPHONE AND DATA SYSTEMS, INC.

2004 LONG-TERM INCENTIVE PLAN

/s/ Prudence E. Carlson	Director
Prudence E. Carlson

/s/ Clarence A. Davis	Director
Clarence A. Davis

/s/ Donald C. Nebergall	Director
Donald C. Nebergall

/s/ George W. Off	Director
George W. Off

/s/ Christopher D. O’Leary	Director
Christopher D. O’Leary

/s/ Mitchell H. Saranow	Director
Mitchell H. Saranow

/s/ Gary L. Sugarman	Director
Gary L. Sugarman

/s/ Herbert S. Wander	Director
Herbert S. Wander

/s/ Douglas D. Shuma	Senior Vice President and Controller (principal accounting officer)
Douglas D. Shuma

PAGE 2 OF 2 OF SIGNATURE PAGES TO FORM S-8
REGARDING
TELEPHONE AND DATA SYSTEMS, INC.

2004 LONG-TERM INCENTIVE PLAN

EXHIBIT INDEX

The following documents are filed herewith or incorporated herein by reference.

Exhibit No.	Description

4.1	The Company’s Restated Certificate of Incorporation is hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A filed on January 25, 2012

4.2	The Company’s Restated Bylaws, as amended, are hereby incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 18, 2010

4.3	The Company’s 2004 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 11, 2005.

4.4	First Amendment to the Company’s 2004 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 10, 2007.

4.5	Second Amendment to the Company’s 2004 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated December 10, 2007.

4.6	Third Amendment to the Company’s 2004 Long-Term Incentive Plan is hereby incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 22, 2008.

5	Opinion of Counsel

23.1	Consent of Independent Registered Public Accounting Firm — PricewaterhouseCoopers LLP

23.2	Consent of Independent Registered Public Accounting Firm — Deloitte & Touche LLP

23.3	Consent of Counsel (contained in Exhibit 5)

24	Powers of Attorney (included on signature page)